0===============================================================================

                                                            +------------------+
                                 UNITED  STATES             |   OMB APPROVAL   |
                      SECURITIES  AND EXCHANGE COMMISSION   +------------------+
                            Washington,  D.C. 20549         |   OMB Number:    |
                                                            |    3235-0058     |
                                  FORM  12b-25              |     Expires:     |
                                                            | January 31, 2002 |
                          NOTIFICATION  OF LATE FILING      |     Estimated    |
                                                            | average  burden  |
(Check  One): [X] Form 10-K  [ ] Form 20-F   [ ] Form 11-K  |    hours per     |
             [  ]  Form 10-Q  [ ] Form N-SAR                |  response..2.50  |
                                                            +------------------+
For  Period Ended:    December 31, 2001                     +------------------+
                                                            |  SEC FILE NUMBER |
                [  ] Transition Report on Form 10-K         |                  |
                [  ] Transition Report on Form 20-F         |                  |
                [  ] Transition Report on Form 11-K         +------------------+
                [  ] Transition Report on Form 10-Q         +------------------+
                [  ] Transition Report on Form N-SAR        |   CUSIP NUMBER   |
                                                            |    483003  10 9  |
For  the Transition Period Ended: ________________________  +------------------+

+------------------------------------------------------------------------------+
| Read Instruction (on back page) Before Preparing Form. Please Print or Type | | NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS |
|                 VERIFIED ANY INFORMATION CONTAINED HEREIN.                   |
+------------------------------------------------------------------------------+

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

- ------------------------------------------------------------------------------
PART  I  -  REGISTRANT  INFORMATION

- ------------------------------------------------------------------------------
--
Full  Name  of  Registrant

KAIRE  HOLDINGS  INCORPORATED
- ---------------------------------------------------------------------------- -
--
Former  Name  if  Applicable


- ------------------------------------------------------------------------------
--
Address  of  Principal  Executive  Office  (Street  and  Number)

1429  South  Robertson  Blvd.
- ------------------------------------------------------------------------------
--
City,  State  and  Zip  Code

Los  Angeles,  CA  90035

-
--------------------------------------------------------------------------------

PART  II  -  RULES  12b-25(b)  AND  (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

    |  (a)  The  reasons described in reasonable detail in Part III of this form
    |       could  not  be eliminated  without  unreasonable  effort or expense;
    |  (b)  The  subject annual report, semi-annual report, transition report on
    |       Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will
    |       be filed  on  or  before  the  fifteenth  calendar  day  following
[X] |       the prescribed  due  date; or the subject quarterly report of
    |       transition report  on  Form  10-Q, or portion thereof will be filed
    |       on or before the  fifth  calendar  day  following  the  prescribed
    |       due  date; and
    |  (c)  The  accountant's  statement  or  other  exhibit  required  by  Rule
    |       12b-25(c)  has  been  attached  if  applicable.

PART  III  -  NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.
                                               (Attach  Extra  Sheets if Needed)


The  2001  audit  will  be  completed  around  April  4,  2002.

PART  IV  -  OTHER  INFORMATION

(1) Name and telephone number of person to contact in regard to this notification.

           Owen  Naccarato                (310)                273-5181
     ----------------------------    --------------    -------------------------
               (Name)                 (Area  Code)         (Telephone  Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is
     no,  identify  report(s).                                [X]  Yes  [  ]  No
     ---------------------------------------------------------------------------
(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion
     thereof?                                                 [  ]  Yes  [X]  No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


     The company expects to report an unconsolidated loss for the twelve months ended December 31, 2001, the approximate amount of which will not be finalized until on or about April 4, 2002.

================================================================================

                          KAIRE  HOLDINGS  INCORPORATED
          -----------------------------------------------------------
                 (Name  of  Registrant  as  Specified  in  Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date        March  31,  2002             By         /s/  Steven  Westlund
    ------------------------------        --------------------------------------

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

+----------------------------------ATTENTION-----------------------------------+
|                INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT                |
|         CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).         |
+------------------------------------------------------------------------------+
                             GENERAL  INSTRUCTIONS

1. This form is required by Rule 12b-25 (17 CFR 240.12b-25) of the General Rules and Regulations under the Securities Exchange Act of 1934.

2. One signed original and four conformed copies of this form and amendments thereto must be completed and filed with the Securities and Exchange Commission, Washington, D.C. 20549, in accordance with Rule 0-3 of the General Rules and Regulations under the Act. The information contained in or filed with the form will be made a matter of public record in the Commission files.

3. A manually signed copy of the form and amendments thereto shall be filed with each national securities exchange on which any class of securities of the registrant is registered.

4. Amendments to the notifications must also be filed on form 12b-25 but need not restate information that has been correctly furnished. The form shall be clearly identified as an amended notification.

5. Electronic Filers. This form shall not be used by electronic filers unable to timely file a report solely due to electronic difficulties. Filers unable to submit a report within the time period prescribed due to difficulties in electronic filing should comply with either Rule 201 or Rule 202 of Regulation S-T ((S)232.201 or (S)232.202 of this chapter) or apply for an adjustment in filing date pursuant to Rule 13(b) of Regulation S-T ((S)232.13(b) of this chapter).